Exhibit 99.1

NEWS RELEASE

AFC REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2012;

RAISES FISCAL 2012 EARNINGS GUIDANCE

AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal second quarter 2012 which ended July 8, 2012. The Company also raised earnings guidance for fiscal 2012 and provided an update on its Strategic Plan.

Second Quarter Highlights

•

Reported net income was $6.6 million compared to $5.5 million last year. On a per diluted share basis, reported net income was 23% higher at $0.27 compared to $0.22 last year. Adjusted earnings per diluted share were $0.27, compared to $0.23 in 2011. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Global same-store sales increased 7.5% compared to a 0.7% increase in the second quarter of last year. Through the end of the second quarter, global same-store sales were 7.5% compared to a 2.5% increase in the same period of the prior year.

•	Global system-wide sales increased 11.5% rolling over a 4.8% increase in the second quarter of last year.

•

The Popeyes system opened 25 restaurants during the second quarter and permanently closed 16 restaurants, resulting in 9 net openings compared to 5 in the prior year. Through the end of the second quarter, the Popeyes system opened 51 and permanently closed 33 restaurants, for net restaurant openings of 18 compared to 23 last year.

•

Through the end of the second quarter, Operating EBITDA increased 19% to $28.6 million at 31.0% of Total Revenues, compared to the prior year Operating EBITDA of $24.1 million at 29.4% of Total Revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

The Company generated $18.2 million of Free Cash Flow through the second quarter compared to $14.7 million last year. Free Cash Flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

AFC Enterprises Chief Executive Officer Cheryl Bachelder stated “Popeyes is proud this quarter to deliver a 17% increase in adjusted earnings per diluted share over the second quarter of last year. Popeyes continued to gain market share, with our domestic same-store sales growth of 8.4% outpacing QSR by 3%. We are growing this brand by broadening our appeal with a pipeline of innovative food at competitive prices. Our strong relationship with our franchisees and our relentless focus on their unit economics is fueling our new unit expansion. These are the essential elements for building a powerful brand for the next 40 years and beyond.”

NEWS RELEASE

Second Quarter Financial Performance Review

Global system-wide sales increased by 11.5%. System-wide sales were comprised of $497.6 million in franchise restaurant sales and $14.3 million in company-operated restaurant sales.

Global same-store sales increased 7.5% in the second quarter compared to a 0.7% increase in 2011, for a two-year growth of 8.2%. Total domestic same-store sales increased by 8.4%, rolling over a 0.5% increase last year. According to independent data, in the second quarter, Popeyes domestic same-store sales outpaced the Chicken QSR category for the 17th consecutive quarter and the QSR category for the 3rd consecutive quarter.

International same-store sales increased 0.9%, representing the 10th consecutive quarter of positive same-store sales. Second quarter two-year international same-store sales growth was 3.2%.

As a result of positive same store sales and new restaurant growth, Total Revenues were $39.6 million compared to $35.3 million last year.

Company-operated restaurant operating profit (“ROP”) was $2.5 million at 17.5% of sales, compared to $2.0 million at 16.3% of sales last year. The increase in ROP margin was primarily due to an increase in same-store sales of 7.8% compared to a negative 0.2% in the second quarter of the prior year. The second quarter two-year same-store sales growth of Company-operated restaurants was 7.6%. Company-operated restaurant operating profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $14.6 million at 2.9% of system-wide sales, compared to $13.6 million at 3.0% of system-wide sales last year. The $1.0 million increase was primarily attributable to a $0.8 million increase in short-term and long-term employee incentive costs and a $0.2 million increase in domestic franchise development expenses.

Through the second quarter, Operating EBITDA was $28.6 million at 31.0% of Total Revenues, compared to $24.1 million at 29.4% of Total Revenues in 2011. The 160 basis point increase in Operating EBITDA was primarily due to strong same-store sales increases and ROP delivered by Company-operated restaurants. The Company’s Operating EBITDA margin remains among the highest in the QSR industry. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Interest expense, net was $0.9 million compared to $0.9 million last year.

Income tax expense was $3.9 million at an effective tax rate of 37.1%, compared to an effective tax rate of 36.8% in the prior year. The effective tax rates differ from statutory rates due to tax credits and permanent differences between reported income before income taxes and taxable income for tax purposes.

NEWS RELEASE

Reported net income grew to $6.6 million, or $0.27 per diluted share, compared to $5.5 million, or $0.22 per diluted share, in 2011. Adjusted earnings per diluted share were $0.27 compared to $0.23 last year. This improvement was primarily due to stronger same-store sales, higher average new restaurant sales and stronger restaurant operating profit. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Free Cash Flow through the second quarter was $18.2 million which included $0.1 million of other expense compared to $14.7 million in 2011 which included $0.3 million of other income. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

During the second quarter, the Company repurchased approximately 269,000 shares of its common stock for approximately $5.3 million. Through August 15, 2012, the Company has repurchased approximately 600,000 shares of common stock for approximately $11.5 million. These purchases were made in accordance with the Company’s previous share repurchase guidance of $15.0 million for 2012. Approximately $5.2 million remains under the Company’s current share repurchase program.

The Popeyes system opened 25 new restaurants in the second quarter, which included 13 domestic and 12 international restaurants, compared to 30 openings last year. The Company permanently closed 16 restaurants, resulting in 9 net openings compared to 5 net openings in the second quarter of 2011. The 16 closures in the second quarter included 1 domestic and 15 international restaurants.

On a system-wide basis, Popeyes had 2,049 restaurants operating at the end of the second quarter, compared to 2,000 at the end of the second quarter of 2011. Total unit count was comprised of 1,637 domestic and 412 international restaurants in 25 foreign countries and three territories. Of this total, 2,009 were franchised and 40 were Company-operated restaurants.

Strategic Plan Update

The Company continues to strengthen its competitive position in the restaurant industry and quick service restaurant sector by executing its Strategic Plan which is based on the following pillars:

•	Build a Distinctive Brand
¡

We have achieved positive global same-store sales for the ninth consecutive quarter. Our sustained media presence in the second quarter, and the addition of integrated digital media campaigns, coupled with our innovative boneless, seafood and bone-in chicken promotions, once again fueled domestic same-store sales growth.

NEWS RELEASE

•	Run Great Restaurants
¡

At the end of the second quarter, approximately 14% of the Popeyes domestic system restaurants had incorporated the new Popeyes Louisiana Kitchen re-image. Our goal is to have approximately one-third of our domestic system in the new restaurant image by the end of 2012.

¡	Speed of service at the drive-thru continued to improve. By the end of the second quarter, approximately 75% of our domestic system restaurants attained speed of service below our 180 second standard.
¡

We revised our Guest Experience Monitor (“GEM”) process in the first quarter and are pleased that we have doubled the number of guest survey responses. For the second quarter, GEM “Overall Delighted” scores were approximately 70%.

•	Grow Restaurant Profits
¡	In the first quarter of 2012, our franchisees recorded their highest average profits since we began tracking this metric four years ago despite commodity cost inflation of 2.5%.
¡

As with many others in the restaurant industry, Popeyes continued to face commodity inflation in the second quarter. On a full year basis, the Company now expects food costs to increase by approximately 3%, which equates to an approximate 1% negative impact on Restaurant Operating Profit margins.

¡

Similar to the first half of 2012, we expect to offset the impact of commodity inflation noted above by continuing to deliver top-line sales growth, and implementing on-going supply chain cost savings and in-restaurant cost controls.

•	Accelerate Quality Restaurant Openings
¡

Our development strategies continue to result in sales volumes of new restaurant openings which significantly exceed the system average. Of the 24 domestic restaurant openings through the end of the second quarter, approximately 70% have been in top priority development markets.

¡	Our international team opened 12 new restaurants in the second quarter, including our first free-standing restaurant in San Jose, Costa Rica and our first restaurant in Lima, Peru.
¡	Company-operated restaurant development remains on track, with between 4 and 6 new restaurants planned for 2012.

•	Create a Culture of Servant Leaders
¡

Our initiatives in this new strategic pillar focus on creating a servant leader culture and an employee experience which will consistently deliver a distinctive and positive Popeyes guest experience. We believe this is a unique opportunity to differentiate our brand and elevate our sales and returns by improving the experience of our employees and our guests. We will be providing further updates as part of our Strategic Plan discussions going forward.

NEWS RELEASE

2012 Guidance

The Company now expects global same-store sales growth in the range of 5.0%-6.0%, compared to previous guidance of 4.0% to 5.0%. It is important to remember that the Company will be rolling over a very strong 5.8% global same-store sales increase in the fourth quarter of last year.

The Company continues to expect new restaurant openings to be in the range of 135-155. Included in this total are 4 to 6 Company-operated restaurants that the Company expects to open in the fourth quarter of 2012. We expect net restaurant openings of 60-90 compared to prior guidance of 60-100, as we refine our expected closing range. In 2011, the Company opened 65 net new restaurants.

The Company expects to realize approximately $2 million associated with the transfer of two large groups of Popeyes restaurants. These fees will be reinvested to accelerate projects directly associated with our strategies intended to deliver shareholder value. These additional investments will result in total general and administrative expense for 2012 in the range of $67 to $68 million, which is approximately 3% of system-wide sales.

The Company now expects its effective tax rate will be approximately 37%, which is the lower end of the previous guidance of 37%-38%.

Adjusted earnings per diluted share are now expected to be in the range of $1.17-$1.19, an increase from our previous guidance of $1.13 to $1.16. This represents an approximate 18% increase over the $0.99 of adjusted earnings per diluted share reported in fiscal 2011. Our guidance includes approximately $0.01 for the 53rd week in fiscal 2012.

The Company also reiterates its guidance on the following items:

•	In 2012, the Company plans to repurchase approximately $15.0 million of its outstanding shares, compared to the $22.3 million of shares repurchased in 2011.
•	Capital expenditures for the year are expected to be $10 to $12 million.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1% to 3%; net unit growth of 4% to 6%; and earnings per diluted share growth of 13% to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on August 16, 2012, to review the results of the second quarter 2012. To access the Company’s webcast, go to www.afce.com, select “Investor relations” and then select “AFC Enterprises Second Quarter 2012 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

NEWS RELEASE

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken restaurant concept based on number of units. As of July 8, 2012, Popeyes had 2,049 restaurants operating in the United States, Puerto Rico, Guam, the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver industry-competitive growth in sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional support systems and services to its franchisee owners. AFC Enterprises can be found at www.afce.com.

AFC Enterprises, Inc. Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

OR

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 7 – 16.

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(In millions, except share data)

	7/08/2012	12/25/2011
ASSETS
Current assets:
Cash and cash equivalents	$20.6	$17.6
Accounts and current notes receivable, net	7.2	7.0
Other current assets	3.4	4.8
Advertising cooperative assets, restricted	25.5	18.9

Total current assets	56.7	48.3

Long-term assets:
Property and equipment, net	27.1	27.4
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.2	46.5
Other long-term assets, net	1.9	2.3

Total long-term assets	86.3	87.3

Total assets	$143.0	$135.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.3	$6.1
Other current liabilities	7.2	8.2
Current debt maturities	5.8	5.2
Advertising cooperative liabilities	25.5	18.9

Total current liabilities	41.8	38.4

Long-term liabilities:
Long-term debt	54.4	58.8
Deferred credits and other long-term liabilities	23.9	24.6

Total long-term liabilities	78.3	83.4

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	$-	$-
Common stock ($.01 par value; 150,000,000 shares authorized; authorized; 24,165,184 and 24,383,274 shares issued and outstanding at July 8, 2012 and December 25, 2011, respectively)	0.2	0.2
Capital in excess of par value	91.8	97.6
Accumulated deficit	(68.3)	(83.2)
Accumulated other comprehensive loss	(0.8)	(0.8)

Total shareholders’ equity	22.9	13.8

Total liabilities and shareholders’ equity	$143.0	$135.6

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited)

(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/08/2012	7/10/2011	7/08/2012	7/10/2011
Revenues:
Sales by company-operated restaurants	$14.3	$12.3	$34.1	$29.9
Franchise revenues	24.3	22.0	56.0	49.9
Rent and other revenues	1.0	1.0	2.3	2.3

Total revenues	39.6	35.3	92.4	82.1

Expenses:

Restaurant employee, occupancy and other expenses	7.0	6.2	16.4	14.6
Restaurant food, beverages and packaging	4.8	4.1	11.4	9.9
Rent and other occupancy expenses	0.6	0.6	1.5	1.4
General and administrative expenses	14.6	13.6	35.0	32.1
Depreciation and amortization	1.1	1.0	2.4	2.3
Other expenses (income), net	0.1	0.2	0.1	(0.3)

Total expenses	28.2	25.7	66.8	60.0

Operating profit	11.4	9.6	25.6	22.1
Interest expense, net	0.9	0.9	2.0	2.0

Income before income taxes	10.5	8.7	23.6	20.1
Income tax expense	3.9	3.2	8.7	7.4

Net income	$6.6	$5.5	$14.9	$12.7

Earnings per common share, basic:	$0.28	$0.22	$0.62	$0.51

Earnings per common share, diluted:	$0.27	$0.22	$0.61	$0.50

Weighted average shares outstanding

Basic	23.9	24.4	24.0	25.0

Diluted	24.4	24.8	24.5	25.4

Comprehensive income	$6.6	$5.2	$14.9	$12.1

NEWS RELEASE

AFC Enterprises, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(In millions)

	28 Weeks Ended
	7/08/2012	7/10/2011
Cash flows provided by (used in) operating activities:

Net income	$14.9	$12.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2.4	2.3
Asset write-downs	0.2	0.2
Net gain on sale of assets	(0.1)	(0.7)
Deferred income taxes	(0.6)	0.5
Non-cash interest expense, net	0.2	0.3
Provision for credit losses	(0.1)	-
Excess tax benefit from stock-based compensation	(0.8)	(0.1)
Stock-based compensation expense	2.5	1.4
Change in operating assets and liabilities:
Accounts receivable	(0.1)	(0.8)
Other operating assets	2.1	1.3
Accounts payable and other operating liabilities	(4.4)	(3.4)

Net cash provided by operating activities	16.2	13.7

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.9)	(1.7)
Proceeds from dispositions of property and equipment	-	0.7
Proceeds from notes receivables and other investing activities	-	0.2

Net cash used in investing activities	(1.9)	(0.8)

Cash flows provided by (used in) financing activities:
Principal payments - 2010 Credit Facility (term loan)	(3.8)	(2.5)
Borrowings under 2010 revolving line of credit	-	2.0
Share repurchases	(8.6)	(22.3)
Proceeds from exercise of employee stock options	0.5	0.6
Excess tax benefit from stock-based compensation	0.8	0.1
Other financing activities, net	(0.2)	(0.4)

Net cash used in financing activities	(11.3)	(22.5)

Net increase (decrease) in cash and cash equivalents	3.0	(9.6)
Cash and cash equivalents at beginning of year	17.6	15.9

Cash and cash equivalents at end of the quarter	$20.6	6.3

NEWS RELEASE

AFC Enterprises, Inc.

Same-store sales and restaurant count

	12 Weeks ended		Year-to-date
	7/08/2012	7/10/2011	7/08/2012	7/10/2011
Same-store sales growth
Company-operated restaurants	7.8%	(0.2%)	5.5%	3.6%
Domestic franchised restaurants	8.4%	0.5%	8.3%	2.3%
Total domestic (company-operated and franchised restaurants)	8.4%	0.5%	8.2%	2.4%
International franchised restaurants	0.9%	2.3%	1.8%	3.3%
Total global system	7.5%	0.7%	7.5%	2.5%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	40	38	40	38
New restaurant openings	-	-	-	-
Permanent closings	-	-	-	-
Temporary (closings)/re-openings, net	-	-	-	-

Restaurants at end of period	40	38	40	38

Franchised restaurants (domestic)
Restaurants at beginning of period	1,589	1,549	1,587	1,542
New restaurant openings	13	19	24	30
Permanent closings	(1)	(9)	(9)	(15)
Temporary (closings)/re-openings, net	(4)	(2)	(5)	-

Restaurants at end of period	1,597	1,557	1,597	1,557

Franchised restaurants (international)
Restaurants at beginning of period	415	410	408	397
New restaurant openings	12	11	27	32
Permanent closings	(15)	(16)	(24)	(24)
Temporary (closings)/re-openings, net	-	-	1	-

Restaurants at end of period	412	405	412	405

Total restaurant count at end of period	2,049	2,000	2,049	2,000

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow in addition to Net income, Operating profit and Cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit and Free cash flow: (a) do not represent Net income, Cash flows from operations or Earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to Net income, Earnings per share, Operating profit, Cash flows from operating activities or other financial information determined under GAAP.

NEWS RELEASE

Adjusted earnings per diluted share: Calculation and Definition

The Company defines “Adjusted earnings” for the periods presented as the Company’s reported “Net income” after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follow:
•	for second quarter 2012 includes $0.1 million for impairments and disposals of fixed assets;
•

for second quarter 2011 includes $0.1 million for impairments and disposals of fixed assets, $0.2 million of other expenses related to the Company’s relocation to a new Global Service Center offset by $0.1 million for net gain on sales of assets;

•	for second quarter year-to-date 2012 includes $0.2 million for impairments and disposals of fixed assets offset by $0.1 million net gain on the sale of assets;
•

for second quarter year-to-date 2011 includes $0.2 million for impairments and disposals of fixed assets, $0.2 million of other expenses related to the Company’s relocation to a new Global Service Center offset by $0.7 million for net gain on sales of assets;

•

for fiscal 2011 includes $0.8 million in expenses for the Global Service Center relocation and $0.5 million in impairments and disposals of fixed assets, offset by a $0.8 million net gain on the sale of two properties to a franchisee;

(ii)	for second quarter 2012 year-to-date approximately $0.5 million in legal fees related to licensing arrangements;
(iii)	accelerated depreciation related to the Company’s relocation to a new Global Service Center;
(iv)	and the tax effect of these adjustments at the effective statutory rates.

“Adjusted earnings per diluted share” provides the per share effect of Adjusted earnings on a diluted basis. The following table reconciles on a historical basis for second quarter 2012, second quarter 2011, second quarter year-to-date 2012, second quarter year-to-date 2011 and fiscal year 2011 the Company’s Adjusted earnings per diluted share on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to “Adjusted earnings per diluted share.”

(in millions, except per share data)	Q2 2012	Q2 2011	Year-to-date 7/08/2012	Year-to-date 7/10/2011	Fiscal 2011
Net income	$6.6	$5.5	$14.9	$12.7	$24.2

Other expense (income), net	0.1	0.2	0.1	(0.3)	0.5

Legal fees related to licensing arrangements	-	-	0.5	-	-

Accelerated depreciation related to the Company’s relocation to a new Global Service Center	-	0.1	-	0.3	0.5
Tax effect	(0.1)	(0.1)	(0.3)	(0.1)	(0.5)
Adjusted earnings	$6.6	$5.7	$15.2	$12.6	$24.7
Adjusted earnings per diluted share	$0.27	$0.23	$0.62	$0.50	$0.99
Weighted average diluted shares outstanding	24.4	24.8	24.5	25.4	25.0

NEWS RELEASE

Operating EBITDA: Calculation and Definition

The Company defines “Operating EBITDA” as earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and legal fees related to licensing arrangements. The following table reconciles on a historical basis for second quarter year-to-date 2012 and second quarter year-to-date 2011, the Company’s earnings before interest expense, taxes, depreciation and amortization and other expenses (income), net and legal fees related to licensing arrangements (“Operating EBITDA”) on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to Operating EBITDA. “Operating EBITDA as a percentage of Total Revenues” is defined as “Operating EBITDA” divided by “Total revenues”.

(dollars in millions)	Year-to-date 7/08/2012	Year-to-date 7/10/2011
Net income	$14.9	$12.7

Interest expense, net	2.0	2.0

Income tax expense	8.7	7.4

Depreciation and amortization	2.4	2.3

Other expenses (income), net	0.1	(0.3)

Legal fees related to licensing arrangements	0.5	-

Operating EBITDA	$28.6	$24.1

Total revenues	$92.4	$82.1

Operating EBITDA as a percentage of Total revenues	31.0%	29.4%

NEWS RELEASE

Company-operated restaurant operating profit: Calculation and Definition

The Company defines “Company-operated restaurant operating profit” as “Sales by company-operated restaurants” minus “Restaurant employee, occupancy and other expenses” minus “Restaurant food, beverages and packaging”. The following table reconciles on a historical basis for second quarter 2012, second quarter 2011, year-to-date 2012 and year-to-date 2011, Company-operated restaurant operating profit to the line item on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Sales by company-operated restaurants”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to Company-operated restaurant operating profit. “Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants” is defined as “Company-operated restaurant operating profit” divided by “Sales of company-operated restaurants.”

(dollars in millions)	Q2 2012	Q2 2011	Year-to-date 7/08/2012	Year-to-date 7/10/2011
Sales by company-operated restaurants	$14.3	$12.3	$34.1	$29.9

Less: Restaurant employee, occupancy and other expenses	7.0	6.2	16.4	14.6

Less: Restaurant food, beverages and packaging	4.8	4.1	11.4	9.9

Company-operated restaurant operating profit	$2.5	$2.0	$6.3	$5.4

Company-operated restaurant operating profit as a percentage of sales by company-operated restaurants	17.5%	16.3%	18.5%	18.1%

NEWS RELEASE

Free cash flow: Calculation and Definition

The Company defines “Free cash flow” as “Net income” plus “depreciation and amortization”, plus “stock-based compensation expense”, minus maintenance capital expenditures (which includes: for second quarter year-to-date 2012 $0.6 million in Company restaurant reimages, $0.4 million of information technology projects and $0.6 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for second quarter year-to-date 2011 $0.9 million in Company restaurant reimages, $0.4 million of information technology projects and $0.4 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment).

The following table reconciles on a historical basis for the second quarter year-to-date 2012 and second quarter year-to-date 2011, the Company’s Free cash flow on a consolidated basis to the line on its Condensed Consolidated Statement of Operations and Comprehensive Income entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations and Comprehensive Income to “Free cash flow”.

(dollars in millions)	Year-to-date 7/08/2012	Year-to-date 7/10/2011
Net income	$14.9	$12.7
Depreciation and amortization	2.4	2.3
Stock-based compensation expense	2.5	1.4
Maintenance capital expenditures	(1.6)	(1.7)
Free cash flow	$18.2	$14.7

Forward-Looking Statement: This quarterly report on Form 10-Q contains “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this quarterly report on Form 10-Q include discussions regarding the Company’s planned implementation of its strategic plan, projections and expectations regarding same-store sales for fiscal 2012 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2012 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2010 Credit Facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in the 2010 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline

NEWS RELEASE

in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in the Company’s 2011 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.